Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Openwave Systems Argentina S.R.L.	Argentina

Openwave Systems Pty. Ltd.	Australia

Openwave Systems Brasil Ltda	Brazil

Openwave Systems (Canada) Ltd.	Canada

Openwave Systems (Denmark) ApS	Denmark

Openwave Systems (France) SAS	France

Magic4 SARL	France

Openwave Systems Deutschland GmbH	Germany

Openwave Systems (H.K.) Ltd.	Hong Kong

Openwave Systems (Italia) SRL	Italy

Nihon Openwave Systems KK	Japan

Openwave Systems Co. Ltd.	Korea

Openwave Systems (Mexico) S. de R.L. de C.V.	Mexico

Openwave Systems B.V.	Netherlands

Openwave Systems (New Zealand) Inc.	New Zealand

Openwave Systems (Ireland) Ltd.	Northern Ireland

Openwave Systems (NI) Ltd.	Northern Ireland

Openwave Systems (ROI) Ltd.	Republic of Ireland

Openwave Systems (Singapore) Pte Ltd.	Singapore

Openwave Systems (Holdings) Ltd.	United Kingdom

Openwave Systems (Europe) Ltd.	United Kingdom

OSL UK Ltd.	United Kingdom

Openwave Systems International, Inc.	United States

Openwave Technologies Inc. (FKA Software.com, Inc.)	United States

Paragon Software, Inc.	United States

Openwave ScriptEase Inc.	United States

Openwave Systems International Holdings Inc	United States

SignalSoft Corporation	United States

Openwave Aries Inc.	United States

Magic4, Inc.	United States

Openwave Systems (Sweden) AB	Sweden

Mobile Position AB	Sweden

Openwave Systems (Espana) S.L.	Spain

Openwave Systems (Switzerland) Sarl	Switzerland

Openwave Systems Pty Ltd.	Australia

Openwave Systems Taiwan Ltd.	Taiwan

Openwave Systems Service India Private Ltd.	India